FOR IMMEDIATE RELEASE:      Thursday, April 1, 2004



CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

              MITY ENTERPRISES, INC. PURCHASES VERSIPANEL, LLC
            AND INCREASES 4TH QUARTER NET SALES GROWTH ESTIMATE

OREM, UTAH   MITY Enterprises, Inc. (NASDAQ: MITY), designer, manufacturer, and marketer of a variety of institutional furniture, today announced that Mity-Lite, Inc., a wholly owned subsidiary, has acquired the assets of Versipanel LLC, a privately-owned designer, manufacturer and marketer of a variety of portable partitions based in Phoenix, Arizona. The transaction is valued at between $1.3 million and $1.5 million, depending upon meeting sales targets over the next year, and will be treated for accounting purposes as a purchase. MITY also announced that it is revising its forecast for net sales growth for the quarter ended March 31, 2004 upwards to a 25 percent increase. At the beginning of the quarter, the Company had announced expectations for an increase of as much as 15 percent.

     Versipanel specializes in the production of a unique and innovative line of portable partitions. Versipanel's product lines include room dividers, portable partitions, moveable walls, sight barriers, sound barriers, acoustic panels, drum surrounds, quiet rooms, and tack boards. The partitions are constructed of sound absorbing lightweight materials, making them easily portable. They can be used to create instant classrooms, portable dressing rooms, trade show meeting rooms, portable recording studios, and rehearsal rooms.

     Versipanel serves customers in the United States and Canada directly and through independent representatives and distributors. For the year ended December 31, 2003, Versipanel generated sales of approximately $1.5 million.

     "Versipanel has created a fine niche-oriented product which will complement our existing multipurpose furniture lines," remarked Bradley T Nielson, president and CEO of MITY. "We are excited to add Verispanel to the MITY team. Our plan is to sell the Versipanel products through their existing sales system and to our current Mity-Lite customers."

     "Versipanel has grown by 35 percent since 2001 and sustained gross profit margins approaching 45 percent," noted Paul R. Killpack, chief financial officer of MITY. "They represent an excellent opportunity for us to expand our product line and better penetrate the institutional furniture market."

     Concerning the estimated increase in sales, Mr. Killpack noted, "We have been pleasantly surprised by the strength of our shipments during the last part of the quarter. The strong demand caused us to revise our previously announced guidance upwards to an increase in sales of 25 percent over the prior fiscal year's fourth quarter."

     "For the quarter, we are seeing double digit sales increases across the board in both our table and chair lines of the multipurpose room furniture business as well as at our healthcare seating operation," added Mr. Nielson. "We are also seeing pricing pressures on some of our raw materials, especially steel, and are in the process of implementing a price increase on most of our product lines."

     A follow-up conference call to discuss the acquisition will be held on Monday, April 5, 2004 at 4:30 PM Eastern Time. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com.
Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

     Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

     This release includes forward-looking statements relating to the acquisition of Versipanel LLC and estimated sales increases. These forward-looking statements may not be realized and are subject to uncertainties including MITY's ability to (a) integrate Versipanel's operations effectively, (b) realize expected sales growth in Versipanel's operations, (c) maintain or increase gross profit margins,(d) penetrate the portable partition marketplace, and (e) realize the estimated sales increases in the fourth quarter which are subject to being finalized and audited. No assurance is given that any of these forward looking statements will be realized.

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